Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, “General Information - Independent Registered Public Accounting Firm” in the Statement of Additional Information, and “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus Supplement, and to the incorporation by reference of our report dated March 15, 2011 on the November 30, 2010 financial statements of the Fiduciary/Claymore MLP Opportunity Fund incorporated by reference in the Registration Statement (Form N-2 Registration No. 333-172885) and related Prospectus and Statement of Additional Information filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933.

         /s/ Ernst & Young LLP

Chicago, Illinois
December 16, 2011